Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Mark Ties, CFO
XATA Corporation
952-707-5600
mark.ties@xata.com
XATA Reports Fiscal Year-End and Fourth Quarter Results
Software revenue growth of 30 percent and 29 percent results in a $0.10 and $0.07 improvement in non-GAAP earnings per diluted share for fiscal 2010 and the fourth quarter of fiscal 2010, respectively
Company posts second consecutive quarter of net income
MINNEAPOLIS, Nov. 4, 2010 — XATA Corporation (Nasdaq:XATA), reported its results for fiscal year 2010.
Total revenue was $70.7 million for the fiscal year ended September 30, 2010, compared to $65.3 million for the same period of fiscal 2009. Non-GAAP earnings were $8.0 million for fiscal 2010 compared to $4.1 million for the same period in fiscal 2009. Other highlights include:
•	Software revenue grew 30 percent to $42.9 million for the fiscal year ended September 30, 2010, compared to $32.9 million for the same period of fiscal 2009.

•	The company acquired 148 new customers in fiscal 2010.

•	Total software subscribers in excess of 111,000.

•	Software revenue grew over 14 percent on an organic basis in fiscal 2010, with our flagship XATANET product growing at 29 percent.

•	Fiscal 2010 software revenue accounted for 61 percent of total revenue, compared to 50 percent for the same period of fiscal 2009.
“Our results for fiscal 2010 continue to reflect the success of our strategy of driving compliance-driven, driver-centered technology into the trucking industry,” said Jay Coughlan, chairman and president of XATA. “During fiscal 2010 we added in excess of 23,000 new subscribers via our XATANET, MobileMax and Turnpike solutions, with our fourth quarter being the largest quarter in the history of the company with over 7,900 new subscriptions being added. As we look ahead, we expect to continue to enhance our product functionality through the release of our next generation on-board solution and increase our distribution through direct and indirect channel partnerships.”

Mark Ties, chief financial officer of XATA, stated: “New subscription growth continued to be driven by the market’s accelerated adoption of the Turnpike product platform in the fourth quarter. The strength of our software revenue margins led us to post our second consecutive net income quarter and also post our third consecutive year of improving non-GAAP earnings.”
Gross margins continued to improve during fiscal 2010 to 49 percent of revenue compared to 45 percent for fiscal 2009 driven by the impact of growing our higher margin software revenue. Software margins for fiscal 2010 were 75 percent compared to 74 percent in fiscal 2009.
Selling, general and administrative costs were $26.6 million and $24.2 million for fiscal 2010 and 2009, respectively, reflecting an investment in our sales organization and amortization associated with Turnpike product. On a percentage of revenue basis these costs remained relatively flat at 38 percent of revenue in fiscal 2010 compared to 37 percent of revenue for fiscal 2009.
Research and development costs were $6.5 million or 9 percent of revenue and $5.5 million or 8 percent of revenue for fiscal 2010 and 2009, respectively. The increase was driven by additional investment in research and development costs associated with new functionality and the impact of the Turnpike acquisition.
For fiscal 2010, the company reported non-GAAP earnings (earnings before interest (net), non-recurring acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) of $8.0 million or $0.36 per diluted share, compared to $4.1 million or $0.26 per diluted share for the same period of fiscal 2009, a $3.9 million, or 96 percent improvement on a year-over-year basis.
Fourth Quarter Performance
Total revenue was $17.1 million for the quarter ended September 30, 2010, compared to $16.2 million for the same period of fiscal 2009. Net income to common shareholders for the fourth quarter of fiscal 2010 was $0.1 million compared to a net loss to common shareholders of $1.6 million for the same period in fiscal 2009. Other highlights include:
•	Software revenue grew 29 percent to $11.4 million for the quarter ended September 30, 2010, compared to $8.8 million for the same period of fiscal 2009.

•	The company acquired 40 new customers in the fourth quarter of fiscal 2010.

•	Fiscal 2010 fourth quarter software revenue accounted for 67 percent of total revenue, compared to 54 percent for the same period of fiscal 2009.
Gross margins were 52 percent for the fourth quarter of fiscal 2010, compared to 43 percent for the same period of fiscal 2009. This margin increase was driven largely by the growth in software revenue.

Selling, general and administrative costs were $6.9 million, or 41 percent of revenue, and $6.9 million, or 42 percent of revenue, for the fourth quarter of fiscal 2010 and 2009, respectively. The fourth quarter of fiscal 2010 includes costs associated with supporting the Turnpike acquisition and additional amortization expense of $1.4 million. In the fourth quarter of fiscal 2009 the company incurred IP litigation settlement costs of $1.1 million.
Research and development costs were $1.8 million, or 11 percent of revenue, and $1.3 million or 8 percent of revenue for the fourth quarter of fiscal 2010 and 2009, respectively. The increase was driven by additional investment in research and development costs associated with new functionality and the impact of the Turnpike acquisition.
Net income to common shareholders for the fourth quarter of fiscal 2010 increased to $0.1 million, compared to a net loss of $1.6 million for the same period in fiscal 2009. As a result the company reported break-even earnings per diluted share for the three months ended September 30, 2010, compared to a loss of $0.19 per diluted share in the same period last year.
For the fourth quarter of fiscal 2010, the company reported non-GAAP earnings (earnings before interest (net), non-recurring acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) of $1.8 million, or $0.07 per diluted share, compared to break-even non-GAAP earnings for the same period of fiscal 2009.
As of September 30, 2010, the company held $13.4 million in cash and cash equivalents and had working capital of $21.3 million, excluding the current portion of long-term obligations and deferred revenue.
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings, which is earnings before interest (net), acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and non-GAAP earnings per diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to current vehicle data anywhere, anytime, through our monthly service packages. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$17,069	$16,198	$70,651	$65,325

Cost of goods sold	8,195	9,196	35,864	36,140
Selling, general and administrative	6,939	6,871	26,641	24,236
Research and development	1,796	1,290	6,488	5,507
Acquisition related costs	—	—	837	—

Total costs and expenses	16,930	17,357	69,830	65,883

Operating income (loss)	139	(1,159)	821	(558)
Interest expense on financing activities	—	—	(1,358)	—
Acquisition related interest and mark to market	(2)	—	(359)	—
Net interest and other income (expense)	26	(361)	(365)	(1,509)

Income (loss) before income taxes	163	(1,520)	(1,261)	(2,067)
Income tax expense	(50)	(35)	(50)	(35)

Net income (loss)	113	(1,555)	(1,311)	(2,102)

Preferred stock dividends and deemed dividends	(53)	(51)	(1,899)	(725)

Net income (loss) to common shareholders	$60	$(1,606)	$(3,210)	$(2,827)

Net income (loss) per common share:
Basic	$0.01	$(0.19)	$(0.34)	$(0.33)

Diluted	$0.00	$(0.19)	$(0.34)	$(0.33)

Weighted average common and common share equivalents:
Basic	9,733	8,616	9,313	8,551

Diluted	26,226	8,616	9,313	8,551

XATA CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	September 30,
	2010	2009
	(Unaudited)
Current assets
Cash and cash equivalents	$13,374	$3,440
Accounts receivable, net	11,392	9,323
Inventories	3,047	4,104
Deferred product costs	2,042	2,060
Prepaid expenses and other current assets	1,260	1,064

Total current assets	31,115	19,991

Equipment and leasehold improvements, net	5,798	3,980
Intangible assets, net	14,901	10,725
Goodwill	17,048	3,011
Deferred product costs, non-current	1,757	2,470
Other assets	757	487

Total assets	$71,376	$40,664

Current liabilities
Current portion of long-term obligations	$839	$84
Accounts payable	5,138	5,366
Accrued expenses	4,692	5,914
Deferred revenue	5,070	5,280

Total current liabilities	15,739	16,644

Long-term obligations, net of current portion	485	8,534
Deferred revenue, net of current portion	3,591	6,101
Other long-term liabilities	3,060	820

Total liabilities	22,875	32,099

Shareholders’ equity
Preferred stock	43,980	16,860
Common stock	41,637	32,624
Contingent common stock earn-out	6,452	—
Accumulated deficit	(44,129)	(40,919)
Accumulated other comprehensive income	561	—

Total shareholders’ equity	48,501	8,565

Total liabilities and shareholders’ equity	$71,376	$40,664

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss) to common shareholders	$60	$(1,606)	$(3,210)	$(2,827)

Adjustments:
Income Taxes	50	35	50	35
Interest expense on financing activities	—	—	1,358	—
Net interest expense	22	361	369	1,509
Stock-based compensation	185	418	1,211	1,613
Depreciation and amortization expense	1,410	767	5,117	3,017
Acquisition related interest, mark to market, and costs	2	—	1,195	—
Preferred stock dividends and deemed dividends	53	51	1,899	725

Total adjustments	1,722	1,632	11,199	6,899

Non-GAAP earnings	$1,782	$26	$7,989	$4,072

Non-GAAP earnings per diluted share	$0.07	$0.00	$0.36	$0.26

Shares used in calculating non-GAAP earnings per diluted share	26,226	15,263	22,172	15,915